As filed with the Securities and Exchange Commission on July 1, 2020

Registration No. 333-226745

Registration No. 333-192186

Registration No. 333-174538

Registration No. 333-154875

Registration No. 333-146940

Registration No. 333-127410

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226745

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192186

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174538

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-154875

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-146940

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-127410

UNDER THE SECURITIES ACT OF 1933

MATCH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2712887
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

(Address of Principal Executive Offices) (Zip Code)

IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan,

IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan,

IAC/InterActiveCorp 2011 Deferred Compensation Plan for Non-Employee Directors,

IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan,

IAC/InterActiveCorp 2000 and 2007 Deferred Compensation Plan for Non-Employee,

and

IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan and IAC/InterActiveCorp Retirement Savings Plan

(Full title of the plans)

Jared F. Sine, Esq.

Match Group, Inc.

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

(Name and address of agent for service)

(212) 576-9352

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Rosen, Esq.

William D. Regner, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒		Accelerated Filer	☐
Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐
			Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Match Group, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement (Form S-8, File No. 333-226745) filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2018, registering 10,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) of the Registrant, issuable in connection with the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan;

•	Registration Statement (Form S-8, File No. 333-192186) filed with the Commission on November 8, 2013, registering 10,000,000 shares of Common Stock issuable in connection with the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan;

•	Registration Statement (Form S-8, File No. 333-174538) filed with the Commission on May 26, 2011, registering 100,000 shares of Common Stock issuable in connection with the IAC/InterActiveCorp 2011 Deferred Compensation Plan for Non-Employee Directors;

•	Registration Statement (Form S-8, File No. 333-154875) filed with the Commission on October 30, 2008, registering 20,000,000 shares of Common Stock issuable in connection with the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan;

•	Registration Statement (Form S-8, File No. 333-146940) filed with the Commission on October 25, 2007, registering 131,000 shares of Common Stock issuable in connection with the IAC/InterActiveCorp 2000 Deferred Compensation Plan for Non-Employee Directors and the IAC/InterActiveCorp 2007 Deferred Compensation Plan for Non-Employee Directors; and

•	Registration Statement (Form S-8, File No. 333-127410) filed with the Commission on August 10, 2005, registering 22,022,800 shares of Common Stock issuable in connection with the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan and the IAC/InterActiveCorp Retirement Savings Plan.

On June 30, 2020, pursuant to that certain Transaction Agreement (the “Transaction Agreement”), dated as of December 19, 2019, as amended on April 28, 2020 and as further amended as of June 22, 2020, among the Registrant (formerly known as IAC/InterActiveCorp, a Delaware corporation (“Old IAC”) and now known as Match Group, Inc. (“New Match”)), IAC Holdings, Inc., a Delaware corporation (now known as IAC/InterActiveCorp (“New IAC”)), Valentine Merger Sub LLC, a Delaware limited liability company, and now known as Match Group Holdings II, LLC, and Match Group, Inc., a Delaware corporation (“Old Match”), among other things, (i) the businesses of Old Match were separated from the remaining businesses of Old IAC through a series of transactions, whereby New Match retained the businesses of Old Match and certain Old IAC financing subsidiaries, and (ii) the pre-transaction stockholders of the Registrant and Old Match (other than Old IAC) own the outstanding shares of common stock of New Match and the pre-transaction stockholders of the Registrant own the outstanding shares of common stock of New IAC (the “Separation”).

As a result of the Separation, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on July 1, 2020.

MATCH GROUP, INC.

By:	/s/ Jared F. Sine
	Name:	Jared F. Sine
	Title:	Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.